Exhibit 99.1

Company Contact:	Investor Relations:
Universal Power Group, Inc.	Lambert, Edwards & Associates
469-892-1122	616-233-0500
Mimi Tan, SVP	Jeff Tryka, Ryan McGrath
tanm@upgi.com	rmcgrath@lambert-edwards.com

Universal Power Group Completes Acquisition of the
Monarch Hunting Line of Products

CARROLLTON, Texas — Jan. 8, 2009 — Universal Power Group, Inc. (NYSE Alternext US: UPG), a leading provider of third-party logistics and supply chain management services and a distributor of batteries and power accessories, today announced that it completed the acquisition of the Monarch Hunting line of products and related assets. The acquisition includes all product lines marketed under the “Monarch,” “Monarch Hunting Products” brand names and their derivatives, as well as the related customer base. Financial terms of the transaction were not disclosed.

The high-quality Monarch line of hunting products will extend UPG’s existing outdoor product line and customer base. In addition, UPG will leverage its global network of suppliers and extensive experience in supply chain logistics to reduce manufacturing and other supply chain costs for the acquired product lines.

“We are delighted to add the Monarch Hunting line of products to our outdoor lineup while also expanding the distribution of our existing outdoor product line,” said Randy Hardin, president and CEO of UPG. “We are integrating the Monarch Hunting products into our hunting and other outdoor accessory product lines, and selling our expanded lines through sporting goods retailers who have relationships with both UPG and Monarch, as well as retailers with whom UPG didn’t previously have a relationship.”

The Monarch Hunting brand is well recognized in the game feeder and hunting market. Founded in the mid-1990s and based in Arlington, Texas, the acquired assets generated revenues of approximately $1.4 million in 2008. Monarch Hunting automatic deer and animal feeders are designed for the seasoned hunter, pro hunter, and outfitter, as well as beginning enthusiasts. For additional product information, please visit www.deerfeeder.com.

About Universal Power Group, Inc.

Universal Power Group, Inc. is a leading provider of third-party logistics and supply chain management services, and a distributor of batteries and power accessories to various markets. UPG’s supply chain services include procurement, warehousing, inventory management, distribution, fulfillment, and value-added services such as sourcing, custom battery pack assembly, coordination of battery recycling efforts, custom kitting, and product design and development. UPG’s range of product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, cellular and Bluetooth accessories, jump-starters, 12-volt accessories, solar panels, and security products. For more information, please visit the UPG website at www.upgi.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission. Historical financial results are not necessarily indicative of future performance.

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